As filed with the Securities and Exchange Commission on April 2, 2004

Registration No. 333-106824

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XM Satellite Radio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	4899	54-1878819
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500 Eckington Place, NE

Washington, DC 20002

(202) 380-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph M. Titlebaum

Executive Vice President, General Counsel and Secretary

XM Satellite Radio Holdings Inc.

1500 Eckington Place, NE

Washington, DC 20002

(202) 380-4000

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Steven M. Kaufman, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed solely to update the “Selling Securityholders” section and make some conforming changes to the “Plan of Distribution” section of the prospectus.

SELLING SECURITYHOLDERS

Certain of the shares of Class A common stock that are being registered for resale under this prospectus may be acquired by General Motors (including OnStar Corporation) upon: (i) issuance in satisfaction of subscriber acquisition payment obligations under a distribution agreement, (ii) payment of interest under a senior secured credit facility and (iii) exercise of a warrant to purchase shares of Class A common stock at an exercise price equal to $3.18 per share. Certain shares of Class A common stock being registered for resale under this prospectus may be acquired by American Honda Motor Co., Inc. upon conversion of 8.25% Series C convertible redeemable preferred stock due 2012 at a conversion price of $8.88 per share as of February 29, 2004. The Series C preferred stock was issued in August 2000 in a transaction exempt from the registration requirements of the Securities Act. The shares of Class A common stock registered for resale under this prospectus include shares which may be issued upon conversion, exchange or redemption of the Series C preferred stock. The number of shares of Class A common stock registered includes the estimated number issuable upon conversion of the Series C preferred stock at February 8, 2005, the first optional redemption date. The number of shares of Class A common stock issuable upon conversion of the Series C preferred stock increases over time as dividends accrue, and therefore will depend on when the Series C preferred stock is converted. (In addition, the number of shares would increase whenever the conversion price is adjusted under the anti-dilution provisions.) From time to time, we may enter into transactions with one or more holders of the Series C preferred stock in which we issue shares of our Class A common stock in exchange for the Series C preferred stock held by those holders. Although the terms of any exchange transactions may vary, the number of shares of Class A common stock issued in exchange for Series C preferred stock may differ from the number of shares of Class A common stock into which the Series C preferred stock is then convertible. Certain shares of Class A common stock that are being registered for resale under this prospectus were or may be acquired by Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC upon conversion of Series A convertible notes, upon conversion of Series C preferred stock or in our initial public offering. The Series C preferred stock, the shares of Class A common stock issuable upon conversion thereof, the Series A preferred stock, the shares of Class A common stock issuable upon conversion thereof, the Series A convertible notes, the shares of Class A common stock issuable upon conversion thereof, the warrant, the shares of Class A common stock issuable upon exercise thereof and the shares of Class A common stock issuable under the credit facility and distribution agreement constituted “restricted securities” under the Securities Act prior to this registration.

The selling securityholders may from time to time offer and sell pursuant to this prospectus the respective numbers of shares of Class A common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling securityholder and the following information as of February 29, 2004:

•	the number of shares of Class A common stock beneficially owned by each selling securityholder;

•	the maximum number of shares that may be offered for sale by such selling securityholder under this prospectus;

•	the number of shares beneficially owned by each selling securityholder, assuming all such shares are sold; and

•	the percentage of our outstanding Class A common stock beneficially owned by such selling securityholder.

The selling securityholders may offer all, some or none of the Class A common stock shown in the table. Because the selling securityholders may offer all or some portion of the common stock, we have assumed for purposes of completing the last column in the table that all shares of Class A common stock offered hereby will have been sold by the selling securityholders upon termination of sales pursuant to this prospectus.

Name of Selling Securityholder	Class A Common Stock Beneficially Owned Prior to the Offering	Class A Common Stock Offered Hereby	Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Class A Common Stock Beneficially Owned After Completion of the Offering (1)
American Honda Motor Co., Inc.(2)	24,767,332	7,284,863	17,452,469	9.4%
General Motors(3)	16,533,922	5,000,000	11,533,922	6.2%
Madison Dearborn Capital Partners III, L.P.(4)(6)	4,168,586	4,168,544	42	*
Madison Dearborn Special Equity III, L.P.(5)(6)	92,546	92,518	28	*

*	Indicates less than 1% ownership.

(1) Based on 184,954,232 shares of outstanding Class A common stock as of February 29, 2004.

(2) Includes 7,284,863 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities. Our arrangements with American Honda Motor Co., Inc. are described in many of our filings with the SEC, most recently our Form 8-K, filed with the SEC on January 14, 2004 and incorporated herein by reference. Thomas G. Elliott, a member of our board of directors, is Executive Vice President, Automobile Operations and a director of American Honda Motor Co., Inc.

(3) Includes both General Motors Corporation and its subsidiary, OnStar Corporation, which have entered into certain arrangements with us, as described in many of our filings with the SEC, most recently our Form 8-K, filed with the SEC on January 14, 2004 and incorporated herein by reference.

(4) Includes 4,168,544 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities.

(5) Includes 92,518 shares issuable upon conversion of Series C convertible redeemable preferred stock plus accrued and unpaid dividends and an indeterminate number of shares that may be issued pursuant to the antidilution and stock dividend provisions of such securities.

(6) Our arrangements with Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. are described in many of our filings with the SEC, most recently our Form 8-K, filed with the SEC on January 14, 2004 and incorporated herein by reference. James N. Perry, Jr., a member of our board of directors, is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P.

Other than as noted above or elsewhere in this prospectus, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years.

Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors in interest, may offer and sell, from time to time, the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the respective selling securityholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Class A common stock may be sold by or for the account of the selling securityholders or their successors in interest from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of sale,

•	in the over-the counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise,

•	through the settlement of short sales,

•	through a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	through a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account,

•	involving an ordinary brokerage transaction or a transaction in which the broker-dealer solicits purchasers,

•	that are privately negotiated,

•	through an underwritten offering, or

•	through a combination of the above methods of sale.

In connection with the sale of the Class A common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A common stock and deliver these securities to close out such short positions, sell short and deliver these securities to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

At the time a particular offering of the Class A common stock is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction. Each broker-dealer that receives the Class A common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of Class A common stock.

In addition, upon receiving notice from a selling securityholder that a donee, pledgee or transferee or other successor-in-interest intends to sell shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee. We have agreed with the selling securityholders to keep the registration statement of which this prospectus is a part effective until all shares are sold by the selling securityholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

The aggregate proceeds to the selling securityholders from the sale of the Class A common stock offered by them hereby will be the purchase price of such shares of Class A common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding Class A common stock is included for quotation on the Nasdaq National Market.

In order to comply with the securities laws of certain jurisdictions, if applicable, the Class A common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling securityholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the Class A common stock described herein, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

To the extent required, the shares of Class A common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of the Class A common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. The selling stockholders may also sell shares of the Class A common stock short using this prospectus and deliver the Class A common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. The selling stockholders may pledge or grant a security interest in some or all of the Class A common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if the selling stockholders default in the performance of their obligations, the pledgees or secured parties may offer and sell the Class A common stock from time to time pursuant to this prospectus.

We entered into a registration rights agreement for the benefit of the selling securityholders to register their Class A common stock under applicable federal and state securities laws under particular circumstances and at specified times. The registration rights agreement provides for cross-indemnification of the selling securityholders and our company and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the Class A common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the Class A common stock, provided that each selling securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of Class A common stock and activities of the selling securityholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on April 2, 2004.

XM SATELLITE RADIO HOLDINGS INC.

*
By:	Hugh Panero President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Hugh Panero	President, Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2004

* Gary M. Parsons	Chairman of the Board of Directors	April 2, 2004

* Joseph J. Euteneuer	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2004

* Nathaniel A. Davis	Director	April 2, 2004

Thomas J. Donohue	Director

* Thomas G. Elliott	Director	April 2, 2004

* R. Steven Hicks	Director	April 2, 2004

* Chester A. Huber, Jr.	Director	April 2, 2004

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Signature	Title	Date

Randall T. Mays	Director

* James N. Perry, Jr.	Director	April 2, 2004

Pierce J. Roberts, Jr.	Director

* Jack Shaw	Director	April 2, 2004

*

By:	/s/ Joseph M. Titlebaum
Attorney-in-Fact

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